Exhibit 99.1

Boeing Reports Strong Second-Quarter; Generated Robust Cash; Raises Revenue Guidance

▪	Revenue increased to $24.3 billion reflecting 194 commercial deliveries and higher defense and services volume

▪	GAAP EPS of $3.73 and core EPS (non-GAAP)* of $3.33 on solid execution across the company

▪	Strong operating cash flow of $4.7 billion; repurchased 8.6 million shares for $3.0 billion

▪	Backlog grew to $488 billion, including nearly 5,900 commercial airplanes

▪	Cash and marketable securities of $9.8 billion provide strong liquidity

▪	Raised revenue and updated segment margin guidance

Table 1. Summary Financial Results	Second Quarter				First Half
(Dollars in Millions, except per share data)	2018	2017	Change		2018	2017	Change

Revenues	$24,258	$23,051	5%		$47,640	$45,012	6%

GAAP
Earnings From Operations	$2,710	$2,530	7%		$5,585	$4,736	18%
Operating Margin	11.2%	11.0%	0.2	Pts	11.7%	10.5%	1.2	Pts
Net Earnings	$2,196	$1,749	26%		$4,673	$3,328	40%
Earnings Per Share	$3.73	$2.87	30%		$7.88	$5.41	46%
Operating Cash Flow	$4,680	$4,949	(5)%		$7,816	$7,047	11%
Non-GAAP*
Core Operating Earnings	$2,393	$2,173	10%		$4,903	$4,033	22%
Core Operating Margin	9.9%	9.4%	0.5	Pts	10.3%	9.0%	1.3	Pts
Core Earnings Per Share	$3.33	$2.49	34%		$6.97	$4.67	49%
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”
CHICAGO, July 25, 2018 – The Boeing Company [NYSE: BA] reported second-quarter revenue of $24.3 billion reflecting higher commercial deliveries and mix, defense volume and services growth (Table 1). GAAP earnings per share increased to $3.73 and core earnings per share (non-GAAP)* increased to $3.33 reflecting solid execution across the company. Results also reflect a charge related to the previously announced Spirit litigation outcome ($0.21 per share). Boeing delivered strong operating cash flow of $4.7 billion, repurchased $3.0 billion of shares, and paid $1.0 billion of dividends.
The company's revenue guidance increased $1 billion to between $97.0 and $99.0 billion, driven by defense volume and services growth. Commercial Airplanes margin guidance is increased to greater than 11.5% on strong performance and Defense, Space & Security margin guidance was adjusted to reflect the impact of cost growth on the KC-46 Tanker program.
“We are seeing the results of our One Boeing approach as our teams work together across the Boeing enterprise to deliver value to our customers and grow our business.  In the quarter, we generated improved revenue and earnings, delivered strong cash and captured $27 billion in new orders,” said Boeing Chairman, President and Chief Executive Officer Dennis Muilenburg.

     “We celebrated the first anniversary of the launch of Boeing Global Services and the one-year revenue service anniversary of the 737 MAX. We booked 239 net commercial airplane orders in the quarter, which included 59 787s - further demonstrating the value this airplane family brings to our customers. Solid progress continued on the 777X program with the first two test aircraft currently being built in the factory. We finalized the production contract for 28 F/A-18 Super Hornets for Kuwait, completed production of the 100th P-8 Poseidon, and conducted two successful tests for the U.S. Air Force’s Minuteman III. Our services business delivered the first 737 Boeing Converted Freighter and secured performance based logistics contracts to support rotorcraft in the Netherlands. Additionally, customers continued to recognize the value of our digital solutions with Etihad Airways signing a contract to implement our crew management solutions.”
“Continued services growth, increasing defense volume and strong performance of our commercial business, as well as our positive market outlook, give us the confidence to raise our revenue and Commercial Airplanes margin guidance for the year. We remain focused on execution, driving innovation, continuing to develop and maintain the best team and talent in the industry, and increasing value for our customers, shareholders, employees and other stakeholders.”

Table 2. Cash Flow	Second Quarter		First Half
(Millions)	2018	2017	2018	2017
Operating Cash Flow	$4,680	$4,949	$7,816	$7,047
Less Additions to Property, Plant & Equipment	($376)	($439)	($770)	($905)
Free Cash Flow*	$4,304	$4,510	$7,046	$6,142
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”
    Operating cash flow in the quarter of $4.7 billion reflects planned higher commercial airplane production rates, strong operating performance, and timing of receipts and expenditures (Table 2). During the quarter, the company repurchased 8.6 million shares for $3.0 billion, leaving $12.0 billion remaining under the current repurchase authorization which is expected to be completed over approximately the next 18 to 24 months. The company also paid $1.0 billion in dividends in the quarter, reflecting a 20 percent increase in dividends per share compared to the same period of the prior year.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q2 18	Q1 18
Cash	$8.1	$9.2
Marketable Securities[1]	$1.7	$0.7
Total	$9.8	$9.9
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$9.6	$10.0
Boeing Capital, including intercompany loans	$2.5	$2.5
Total Consolidated Debt	$12.1	$12.5
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."
Cash and investments in marketable securities totaled $9.8 billion, compared to $9.9 billion at the beginning of the quarter (Table 3). Debt was $12.1 billion, down from $12.5 billion at the beginning of the quarter due to repayment of debt.
Total company backlog at quarter-end was $488 billion, up from $486 billion at the beginning of the quarter, and included net orders for the quarter of $27 billion.
Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Second Quarter			First Half
(Dollars in Millions)	2018	2017	Change	2018	2017	Change

Commercial Airplanes Deliveries	194	183	6%	378	352	7%

Revenues	$14,481	$14,280	1%	$28,133	$27,233	3%
Earnings from Operations	$1,644	$1,282	28%	$3,152	$2,152	46%
Operating Margin	11.4%	9.0%	2.4 Pts	11.2%	7.9%	3.3 Pts
Commercial Airplanes second-quarter revenue was $14.5 billion reflecting higher deliveries and mix (Table 4). Second-quarter operating margin increased to 11.4 percent, reflecting strong operating performance on production programs, including a higher 787 margin, partially offset by a charge of $307 million related to cost growth on the KC-46 Tanker program. This cost growth was primarily due to higher estimated costs of incorporating changes into six flight test and two early build aircraft as well as additional costs as we progress through late stage testing and the certification process. We continue to make steady progress towards final certification for KC-46 Tanker and recently completed all flight tests required to deliver the first aircraft, which is expected to be in October this year as now agreed upon with the U.S. Air Force.
During the quarter, Commercial Airplanes delivered 194 airplanes, including delivery of the first 737 MAX airplanes to Jet Airways, Ethiopian Airlines, and Xiamen Airlines. The 737 MAX program celebrated the one year anniversary of entering revenue flight service and continues to be well received in the market with over 4,600 orders since its launch. The 777X program remains on track for delivery in 2020 as the first two test airplanes moved into the low-rate initial production line.
Commercial Airplanes booked 239 net orders during the quarter, including 91 widebodies. Backlog remains robust with nearly 5,900 airplanes valued at $416 billion.

Defense, Space & Security

Table 5. Defense, Space & Security	Second Quarter			First Half
(Dollars in Millions)	2018	2017	Change	2018	2017	Change

Revenues	$5,593	$5,142	9%	$11,355	$10,254	11%
Earnings from Operations	$521	$614	(15)%	$1,170	$1,163	1%
Operating Margin	9.3%	11.9%	(2.6) Pts	10.3%	11.3%	(1.0) Pts
Defense, Space & Security second-quarter revenue increased to $5.6 billion driven by F/A-18 and weapons volume (Table 5). Second-quarter operating margin was 9.3 percent, primarily reflecting KC-46 Tanker cost growth of $111 million, partially offset by solid execution and favorable mix.
During the quarter, Defense, Space & Security finalized a production contract for 28 F/A-18 Super Hornets for Kuwait, received contracts for 18 additional F/A-18 Super Hornets and 3 P-8 Poseidon aircraft for the U.S Navy, and was awarded a multi-year contract for 58 V-22 Osprey aircraft. Significant milestones during the quarter included induction of the first F/A-18 aircraft into the Service Life Modification program, two successful tests for the U.S. Air Force's Minuteman III, and the completion of the 100th P-8 Poseidon aircraft. On the commercial satellites side, we successfully completed O3b mPOWER preliminary design review with SES.
Backlog at Defense, Space & Security was $52 billion, of which 35 percent represents orders from international customers.
Global Services

Table 6. Global Services	Second Quarter			First Half
(Dollars in Millions)	2018	2017	Change	2018	2017	Change

Revenues	$4,090	$3,552	15%	$8,033	$7,205	11%
Earnings from Operations	$603	$569	6%	$1,247	$1,192	5%
Operating Margin	14.7%	16.0%	(1.3) Pts	15.5%	16.5%	(1.0) Pts
Global Services second-quarter revenue increased to $4.1 billion, reflecting growth across the portfolio (Table 6). Second-quarter operating margin was 14.7 percent reflecting product and services mix.
During the quarter, Global Services was awarded an F/A-18 depot maintenance contract for the U.S. Navy and Marine Corps and secured rotorcraft performance based logistics contracts for the Netherlands. Global Services also contracted to implement crew management solutions at Etihad Airways and captured a Global Fleet Care contract for Primera Air's 737 fleet. Global Services also entered into an agreement to acquire KLX Aerospace which will broaden our range of offerings and increase customer value, and agreed to a strategic partnership with Safran for auxiliary power units as we strengthen Boeing's vertical capabilities and expand our services portfolio.

Additional Financial Information

Table 7. Additional Financial Information	Second Quarter		First Half
(Dollars in Millions)	2018	2017	2018	2017
Revenues
Boeing Capital	$72	$72	$137	$164
Unallocated items, eliminations and other	$22	$5	($18)	$156
Earnings from Operations
Boeing Capital	$24	$25	$44	$64
FAS/CAS service cost adjustment	$317	$357	$682	$703
Other unallocated items and eliminations	($399)	($317)	($710)	($538)
Other (loss)/income, net	($15)	$25	$51	$51
Interest and debt expense	($109)	($93)	($211)	($180)
Effective tax rate	15.1%	29.0%	13.9%	27.8%
At quarter-end, Boeing Capital's net portfolio balance was $3.0 billion. Total pension expense for the second quarter was $70 million, down from $94 million in the same period of the prior year. The change in earnings from other unallocated items and eliminations is primarily due to the previously announced litigation charge. The effective tax rate for the second quarter decreased from the same period in the prior year primarily due to the reduction of the federal tax rate to 21%.

Outlook
The Company's 2018 guidance is updated below (Table 8).

Table 8. 2018 Financial Outlook	Current	Prior
(Dollars in Billions, except per share data)	Guidance	Guidance

The Boeing Company
Revenue	$97.0 - 99.0	$96.0 - 98.0

GAAP Earnings Per Share	$16.40 - 16.60	$16.40 - 16.60
Core Earnings Per Share*	$14.30 - 14.50	$14.30 - 14.50

Operating Cash Flow	$15.0 - 15.5	$15.0 - 15.5

Commercial Airplanes
Deliveries	810 - 815	810 - 815
Revenue	$59.5 - 60.5	$59.5 - 60.5
Operating Margin	>11.5%	~11.5%

Defense, Space & Security
Revenue	$22.0 - 23.0	$21.5 - 22.5
Operating Margin	10.0 - 10.5%	~11.0%

Global Services
Revenue	$15.5 - 16.0	$15.0 - 15.5
Operating Margin	~15.5%	~15.5%

Boeing Capital
Portfolio Size	Stable	Stable
Revenue	~$0.2	~$0.2
Pre-Tax Earnings	~$0.07	~$0.05

Research & Development	~$3.7	~$3.7
Capital Expenditures	~$2.2	~$2.2
Pension Expense [1]	~$0.1	~$0.1
Effective Tax Rate	~16.0%	~16.0%
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”
1 Approximately $1.4 billion of pension expense is expected to be allocated to the business segments

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under Generally Accepted Accounting Principles in the United States of America (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding the FAS/CAS service cost adjustment. The FAS/CAS service cost adjustment represents the difference between the FAS pension and postretirement service costs calculated under GAAP and costs allocated to the business segments. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of the FAS/CAS service cost adjustment and Non-operating pension and postretirement expenses. Non-operating pension and postretirement expenses represent the components of net periodic benefit costs other than service cost. Pension costs, comprising service and prior service costs computed in accordance with GAAP are allocated to Commercial Airplanes and BGS businesses supporting commercial customers. Pension costs allocated to BDS and BGS businesses supporting government customers are computed in accordance with U.S. Government Cost Accounting Standards (CAS), which employ different actuarial assumptions and accounting conventions than GAAP. CAS costs are allocable to government contracts. Other postretirement benefit costs are allocated to all business segments based on CAS, which is generally based on benefits paid. Management uses core operating earnings, core operating margin and core earnings/per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude non-service pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on pages 14-15.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow without capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions generally identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned commercial aircraft production rate changes, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials; (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) threats to the security of our or our customers’ information; (14) potential adverse developments in new or pending litigation and/or government investigations; (15) customer and aircraft concentration in our customer financing portfolio; (16) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates; (17) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (18) the adequacy of our insurance coverage to cover significant risk exposures; (19) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (20) work stoppages or other labor disruptions; (21) substantial pension and other postretirement benefit obligations; (22) potential environmental liabilities.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Maurita Sutedja or Ben Hackman (312) 544-2140
Communications:	Allison Bone (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
In the first quarter of 2018, we adopted the following Accounting Standards Updates (ASU), which are reflected in the unaudited Consolidated Financial Statements on pages 9-14: ASU 2014-09, Revenue from Contracts with Customers (Topic 606); ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost; ASU 2016-18 Statement of Cash Flows (Topic 230) Restricted Cash; and ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.

	Six months ended June 30		Three months ended June 30
(Dollars in millions, except per share data)	2018	2017	2018	2017
Sales of products	$42,385	$39,885	$21,565	$20,518
Sales of services	5,255	5,127	2,693	2,533
Total revenues	47,640	45,012	24,258	23,051

Cost of products	(34,252)	(32,886)	(17,436)	(16,824)
Cost of services	(4,075)	(3,863)	(2,083)	(1,865)
Boeing Capital interest expense	(33)	(26)	(17)	(13)
Total costs and expenses	(38,360)	(36,775)	(19,536)	(18,702)
	9,280	8,237	4,722	4,349
Income from operating investments, net	80	120	6	39
General and administrative expense	(2,191)	(1,972)	(1,194)	(1,043)
Research and development expense, net	(1,591)	(1,649)	(827)	(813)
Gain/(loss) on dispositions, net	7		3	(2)
Earnings from operations	5,585	4,736	2,710	2,530
Other income/(loss), net	51	51	(15)	25
Interest and debt expense	(211)	(180)	(109)	(93)
Earnings before income taxes	5,425	4,607	2,586	2,462
Income tax expense	(752)	(1,279)	(390)	(713)
Net earnings	$4,673	$3,328	$2,196	$1,749

Basic earnings per share	$7.97	$5.47	$3.77	$2.91

Diluted earnings per share	$7.88	$5.41	$3.73	$2.87

Cash dividends paid per share	$3.42	$2.84	$1.71	$1.42

Weighted average diluted shares (millions)	592.9	615.3	588.7	609.6

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	June 30 2018	December 31 2017
Assets
Cash and cash equivalents	$8,121	$8,813
Short-term and other investments	1,649	1,179
Accounts receivable, net	2,823	2,894
Unbilled receivables, net	9,868	8,194
Current portion of customer financing, net	294	309
Inventories	61,250	61,388
Other current assets	2,396	2,417
Total current assets	86,401	85,194
Customer financing, net	2,817	2,756
Property, plant and equipment, net of accumulated depreciation of $18,137 and $17,641	12,605	12,672
Goodwill	5,550	5,559
Acquired intangible assets, net	2,494	2,573
Deferred income taxes	325	321
Investments	1,203	1,260
Other assets, net of accumulated amortization of $523 and $482	1,800	2,027
Total assets	$113,195	$112,362
Liabilities and equity
Accounts payable	$12,904	$12,202
Accrued liabilities	12,240	13,069
Advances and progress billings	50,970	48,042
Short-term debt and current portion of long-term debt	1,611	1,335
Total current liabilities	77,725	74,648
Deferred income taxes	1,900	2,188
Accrued retiree health care	5,444	5,545
Accrued pension plan liability, net	16,118	16,471
Other long-term liabilities	2,875	2,015
Long-term debt	10,507	9,782
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	6,676	6,804
Treasury stock, at cost - 436,377,479 and 421,222,326 shares	(49,342)	(43,454)
Retained earnings	52,303	49,618
Accumulated other comprehensive loss	(16,139)	(16,373)
Total shareholders’ equity	(1,441)	1,656
Noncontrolling interests	67	57
Total equity	(1,374)	1,713
Total liabilities and equity	$113,195	$112,362

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30
(Dollars in millions)	2018	2017
Cash flows – operating activities:
Net earnings	$4,673	$3,328
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	98	98
Depreciation and amortization	1,008	956
Investment/asset impairment charges, net	44	46
Customer financing valuation (benefit)/expense	(2)	5
Gain on dispositions, net	(7)
Other charges and credits, net	112	135
Changes in assets and liabilities –
Accounts receivable	62	(163)
Unbilled receivables	(1,675)	(950)
Advances and progress billings	2,931	3,916
Inventories	408	(1,036)
Other current assets	2	(148)
Accounts payable	682	419
Accrued liabilities	(922)	(570)
Income taxes receivable, payable and deferred	269	774
Other long-term liabilities	(65)	(18)
Pension and other postretirement plans	(57)	13
Customer financing, net	(97)	342
Other	352	(100)
Net cash provided by operating activities	7,816	7,047
Cash flows – investing activities:
Property, plant and equipment additions	(770)	(905)
Property, plant and equipment reductions	41	25
Contributions to investments	(1,537)	(1,820)
Proceeds from investments	1,028	1,441
Purchase of distribution rights	(56)	(131)
Other	(1)	7
Net cash used by investing activities	(1,295)	(1,383)
Cash flows – financing activities:
New borrowings	3,648	874
Debt repayments	(2,708)	(56)
Contributions from noncontrolling interests	20
Stock options exercised	61	240
Employee taxes on certain share-based payment arrangements	(236)	(112)
Common shares repurchased	(5,965)	(5,000)
Dividends paid	(1,997)	(1,720)
Net cash used by financing activities	(7,177)	(5,774)
Effect of exchange rate changes on cash and cash equivalents, including restricted	(36)	52
Net decrease in cash & cash equivalents, including restricted	(692)	(58)
Cash & cash equivalents, including restricted, at beginning of year	8,887	8,869
Cash & cash equivalents, including restricted, at end of period	8,195	8,811
Less restricted cash & cash equivalents, included in Investments	74	74
Cash and cash equivalents at end of period	$8,121	$8,737

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions)	2018	2017	2018	2017
Revenues:
Commercial Airplanes	$28,133	$27,233	$14,481	$14,280
Defense, Space & Security	11,355	10,254	5,593	5,142
Global Services	8,033	7,205	4,090	3,552
Boeing Capital	137	164	72	72
Unallocated items, eliminations and other	(18)	156	22	5
Total revenues	$47,640	$45,012	$24,258	$23,051
Earnings from operations:
Commercial Airplanes	$3,152	$2,152	$1,644	$1,282
Defense, Space & Security	1,170	1,163	521	614
Global Services	1,247	1,192	603	569
Boeing Capital	44	64	24	25
Segment operating profit	5,613	4,571	2,792	2,490
Unallocated items, eliminations and other	(710)	(538)	(399)	(317)
FAS/CAS service cost adjustment	682	703	317	357
Earnings from operations	5,585	4,736	2,710	2,530
Other income/(loss), net	51	51	(15)	25
Interest and debt expense	(211)	(180)	(109)	(93)
Earnings before income taxes	5,425	4,607	2,586	2,462
Income tax expense	(752)	(1,279)	(390)	(713)
Net earnings	$4,673	$3,328	$2,196	$1,749

Research and development expense, net:
Commercial Airplanes	$1,099	$1,217	$550	$592
Defense, Space & Security	402	392	219	196
Global Services	71	63	37	35
Other	19	(23)	21	(10)
Total research and development expense, net	$1,591	$1,649	$827	$813

Unallocated items, eliminations and other:
Share-based plans	($36)	($46)	($18)	($25)
Deferred compensation	(56)	(96)	(27)	(46)
Amortization of previously capitalized interest	(48)	(46)	(23)	(22)
Eliminations and other unallocated items	(570)	(350)	(331)	(224)
Sub-total (included in core operating earnings)	(710)	(538)	(399)	(317)
Pension FAS/CAS service cost adjustment	520	540	237	278
Postretirement FAS/CAS service cost adjustment	162	163	80	79
FAS/CAS service cost adjustment	$682	$703	$317	$357
Total	($28)	$165	($82)	$40

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Six months ended June 30			Three months ended June 30
Commercial Airplanes	2018	2017		2018	2017
737	269	236		137	123
747	3	4	(1)	1	3
767	9	5		5	3
777	25	42		13	21
787	72	65		38	33
Total	378	352		194	183
Note: Aircraft accounted for as revenues by BCA and as a note receivable in consolidation identified by parentheses

Defense, Space & Security
AH-64 Apache (New)	—	5		—	2
AH-64 Apache (Remanufactured)	6	28		—	15
C-17 Globemaster III	—	—		—	—
CH-47 Chinook (New)	9	4		5	1
CH-47 Chinook (Renewed)	8	19		4	10
F-15 Models	5	7		3	4
F/A-18 Models	5	12		—	6
P-8 Models	8	9		4	5
Commercial and Civil Satellites	—	3		—	2
Military Satellites	—	—		—	—

Total backlog (Dollars in millions)	June 30 2018	December 31 2017
Commercial Airplanes	$415,723	$410,446
Defense, Space & Security	51,925	44,049
Global Services	20,388	19,605
Total backlog	$488,036	$474,100

Contractual backlog	$464,237	$456,444
Unobligated backlog	23,799	17,656
Total backlog	$488,036	$474,100

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)
The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin, and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin, and diluted earnings per share. See page 7 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	2018 Guidance		Second Quarter 2018		Second Quarter 2017
	$ millions	Per Share	$ millions	Per Share	$ millions	Per Share
Revenues			24,258		23,051
Earnings from operations (GAAP)			2,710		2,530
Operating margins			11.2%		11.0%

FAS/CAS service cost adjustment:
Pension FAS/CAS service cost adjustment			(237)		(278)
Postretirement FAS/CAS service cost adjustment			(80)		(79)
FAS/CAS service cost adjustment	~($1,395)		(317)		(357)
Core operating earnings (non-GAAP)			$2,393		$2,173
Core operating margins (non-GAAP)			9.9%		9.4%

Diluted earnings per share (GAAP)		$16.40 - 16.60		$3.73		$2.87
Pension FAS/CAS service cost adjustment	~($1,395)		($237)	(0.40)	($278)	(0.46)
Postretirement FAS/CAS service cost adjustment			(80)	(0.14)	(79)	(0.13)
Non-operating pension expense	~($165)		(6)	(0.01)	(28)	(0.05)
Non-operating postretirement expense			24	0.04	30	0.05
Provision for deferred income taxes on adjustments [1]			63	0.11	125	0.21
Subtotal of adjustments		($2.10)	($236)	($0.40)	($230)	($0.38)
Core earnings per share (non-GAAP)		$14.30 - 14.50		$3.33		$2.49

Weighted average diluted shares (in millions)	585 - 590			588.7		609.6
1 The income tax impact is calculated using the U.S. corporate statutory tax rate in effect for non-GAAP adjustments.

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)
The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin, and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin, and diluted earnings per share. See page 7 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	2018 Guidance		First Half 2018		First Half 2017
	$ millions	Per Share	$ millions	Per Share	$ millions	Per Share
Revenues			47,640		45,012
Earnings from operations (GAAP)			5,585		4,736
Operating margins			11.7%		10.5%

FAS/CAS service cost adjustment:
Pension FAS/CAS service cost adjustment			(520)		(540)
Postretirement FAS/CAS service cost adjustment			(162)		(163)
FAS/CAS service cost adjustment	~($1,395)		(682)		(703)
Core operating earnings (non-GAAP)			$4,903		$4,033
Core operating margins (non-GAAP)			10.3%		9.0%

Diluted earnings per share (GAAP)		$16.40 - 16.60		$7.88		$5.41
Pension FAS/CAS service cost adjustment	~($1,395)		($520)	(0.88)	($540)	(0.88)
Postretirement FAS/CAS service cost adjustment			(162)	(0.27)	(163)	(0.26)
Non-operating pension expense	~($165)		(48)	(0.08)	(62)	(0.10)
Non-operating postretirement expense			48	0.08	60	0.10
Provision for deferred income taxes on adjustments [1]			143	0.24	247	0.40
Subtotal of adjustments		($2.10)	($539)	($0.91)	($458)	($0.74)
Core earnings per share (non-GAAP)		$14.30 - 14.50		$6.97		$4.67

Weighted average diluted shares (in millions)	585 - 590			592.9		615.3
1 The income tax impact is calculated using the U.S. corporate statutory tax rate in effect for non-GAAP adjustments.